GulfMark to Present at Oppenheimer Conference
&
Updates Vessel Sales Status

August 7, 2006 - Houston - GulfMark Offshore, Inc. (NASDAQ:GMRK) announced today that Bruce Streeter, GulfMark Offshore, Inc.'s President and Chief Operating Officer and Ed Guthrie, GulfMark Offshore, Inc.'s Executive Vice President - Finance and Chief Financial Officer, will present at the Oppenheimer Oil Services & Equipment Investor Conference in Boston, Massachusetts on Thursday, August 10, 2006 at 10:45 a.m. Participants may listen to a webcast of the presentation by going to www.internetvideochannel.com/oppenheimer/oil.htm.

The presentation will be available on Thursday, August 10th on GulfMark's web site at: www.gulfmark.com.

GulfMark also updated the status of the sale of two of the company’s vessels previously announced by President and COO Bruce A. Streeter. Mr. Streeter said, “In conjunction with the ongoing strategy of GulfMark to renew its fleet at opportune times, we have received deposits on two of the older vessels, one working in the North Sea and the other in Southeast Asia. The aggregate sales price of the two vessels is approximately $18 million and, subject to normal conditions, we expect one of the sales to close during the third quarter and the other in the fourth quarter of this year. These transactions will provide us an excellent return while at the same time allowing us the flexibility to continue to upgrade the fleet through opportunistic actions.”

The presentation contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-k for the year ended December 31, 2005. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark provides marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact: Edward A. Guthrie, Executive Vice President
(713) 963-9522